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                                                                    Exhibit 99.1



PITTSBURGH, PA -- February 19, 1998 -- Calgon Carbon Corporation (NYSE:CCC) announced today that Colin Bailey, its President and Chief Executive Officer, has resigned, effective immediately. Thomas A. McConomy was elected President of the Company.

Mr. McConomy, Chairman of the Board, was one of the founders of the Company and its first president. He will act as chief executive officer until a successor is elected.

Mr. Bailey resigned because of differences between him and the Board of Directors as to the strategic direction and management of the Company. The Board complimented Mr. Bailey on his leadership of the Company during difficult times, and reaffirmed most aspects of his vision for the Company, i.e., to be the world's leading producer of purification products and services. However, the Board does not expect to be actively seeking acquisitions until those made in 1996 achieve profitability.

The Company also plans to consult with Morgan Stanley & Co., one of its regular financial advisors, as to financial and strategic matters, including alternatives by which shareholder value might be enhanced. One of such alternatives might be the sale of the Company, but the Board is not committed to this course at the present time. A group of outside directors, chaired by Seth Schofield, will be appointed to work with Morgan Stanley.

CONTACT: Gail Geronomo, Director, Investor Relations of Calgon Carbon, 412-787-6795

(CCC) CO:  Calgon Carbon Corporation
ST:  Pennsylvania
IN:  MNG
SU:  ERN